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Energy East Shareholders Overwhelmingly Approve Acquisition by Iberdrola

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FOR IMMEDIATE RELEASE

Portland, ME, November 20, 2007 - Shareholders of Energy East Corporation [NYSE:EAS] today overwhelmingly approved the agreement and plan of merger with Iberdrola, S.A., whereby Energy East will become a wholly-owned subsidiary of Iberdrola. Approximately 93% of the votes received were voted "for" the merger.

"The strong support of shareholders for the Iberdrola transaction is just one example of the positive response we have been receiving from all constituencies, including customers, employees and the communities we serve," said Wes von Schack, Chairman and Chief Executive Officer of Energy East. "As one of the largest energy companies in the world and the world's largest renewable energy provider, Iberdrola brings a commitment to helping us make the necessary infrastructure investments to meet our customers' future energy needs in an environmentally responsive manner. Also, their commitment to utilizing local management means customers will continue to receive high quality service from employees they have grown to know and trust, while employees will have greater opportunities in a growing, dynamic organization."

Under the terms of the merger agreement, upon completion of the merger, Energy East shareholders will be entitled to receive $28.50 in cash in exchange for each share of Energy East common stock they own. The merger remains subject to various state and federal regulatory approvals and other customary closing conditions. Energy East expects the merger to be completed in the first half of 2008.

FORWARD LOOKING STATEMENTS

This communication contains forward-looking information and statements about Energy East. Forward-looking statements are statements that are not historical facts. These statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects," "anticipates," "believes," "intends," "estimates" and similar expressions. Although the management of Energy East Corporation believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Energy East Corporation shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Energy East Corporation, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by Energy East to their regulators and under "Risk Factors" in their annual and quarterly reports filed with the SEC. Except as required by applicable law, Energy East undertakes no obligation to update any forward-looking information or statements.

About Energy East:

Energy East is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally friendly manner, Energy East will continue to be a valuable asset to the communities we serve.

Contact:	Investor Relations Energy East 207-688-4386